Exhibit 99.1

For release:  August 1, 2013

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Second Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC, NHC.PRA), the nation's oldest publicly traded senior health care company, today announced net income available to common shareholders for the quarter ended June, 2013 of $12,174,000 compared to $11,387,000 for the quarter ended June 30, 2012, an increase of 6.9%.  Net income was $0.88 per common share basic for the quarter ended June 30, 2013 compared to $0.82 per common share basic for the quarter ended June 30, 2012.

Revenues for the three months ended June 30, 2013 totaled $192,011,000 compared to $187,668,000 for the same three months of 2012, an increase of 2.3% despite the automatic 2% cuts known as "sequestration"  that began on April 1, 2013 for Medicare providers.

Operating results for the second quarter of 2013 compared to the same quarter last year were favorably impacted by an improved patient mix, as well as the continued effort to implement cost saving measures to reduce expenses in our skilled nursing facilities.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 68 skilled nursing centers with 8,803 beds.  NHC affiliates also operate 36 homecare programs, five independent living centers and 15 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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NHC Reports Second Quarter Earnings

Interim Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)
(unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
Revenues:	2013	2012	2013	2012
Net patient revenues	$ 178,401	$ 173,737	$ 356,831	$ 349,850
Other revenues	13,610	13,931	29,558	27,868
Net operating revenues	192,011	187,668	386,389	377,718

Costs and Expenses:
Salaries, wages and benefits	109,358	104,713	216,421	211,184
Other operating	48,728	49,224	103,139	100,752
Facility rent	9,870	9,847	19,738	19,694
Depreciation and amortization	6,972	7,386	13,928	14,766
Interest	82	108	166	226
Total costs and expenses	175,010	171,278	353,392	346,622

Income Before Non-Operating Income	17,001	16,390	32,997	31,096
Non-Operating Income	6,632	5,907	13,250	11,775

Income Before Income Taxes	23,633	22,297	46,247	42,871
Income Tax Provision	(9,291)	(8,742)	(18,100)	(16,662)

Net Income	14,342	13,555	28,147	26,209

Dividends to Preferred Stockholders	(2,168)	(2,168)	(4,336)	(4,336)

Net Income Available to Common Stockholders	$ 12,174	$ 11,387	$ 23,811	$ 21,873

Earnings Per Common Share
Basic	$ 0.88	$ 0.82	$ 1.72	$ 1.58
Diluted	$ 0.86	$ 0.81	$ 1.68	$ 1.57

Weighted average common shares outstanding
Basic	13,816,536	13,845,516	13,838,936	13,842,797
Diluted	16,682,970	13,975,073	16,708,889	13,941,674

Balance Sheet Data
(in thousands)	June 30	Dec. 31
	2013	2012
Cash and marketable securities	$ 188,747	$ 173,951
Restricted cash and marketable securities	149,757	146,770
Current assets	429,425	417,245
Property and equipment, net	427,075	420,907
Total assets	942,460	924,700
Current liabilities	231,249	228,761
Long-term debt	10,000	10,000
Stockholders' equity	668,823	656,148

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NHC Reports Second Quarter Earnings

Selected Operating Statistics

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Per Diems:
Medicare	$ 422.78	$ 426.13	$ 425.74	$ 427.58
Managed Care	$ 394.51	$ 409.60	$ 405.80	$ 406.10
Medicaid	$ 163.26	$ 158.53	$ 164.24	$ 157.98
Private Pay and Other	$ 199.15	$ 192.78	$ 198.61	$ 191.89

Patient Days:
Medicare	121,023	121,040	241,939	244,168
Managed Care	34,762	29,738	70,803	58,943
Medicaid	259,461	271,783	514,886	547,070
Private Pay and Other	145,485	147,014	291,437	295,745
	560,731	569,575	1,119,065	1,145,926

Average Per Diem	$ 242.92	$ 237.34	$ 245.01	$ 236.94